Exhibit 10.2

                              EXCLUSIVITY AGREEMENT

This agreement is made and entered into this 7th day of March, 2001, by and between Electric Aquagenics Unlimited, Inc. (EAU) whose address is 1464 W. 40 S., Suite 200, Lindon, Utah 84042 and H20 Aqua Care Franchising Systems, Inc.
(ACFS) whose offices are located at 1464 W. 40 S., Suite 100, Lindon, Utah
84042.

WHEREAS, EAU has developed certain proprietary technology pertaining to electrolyzed oxidative water, a part of which was developed for the express purpose of providing non-toxic and anti-bacterial properties for emulsification of oils and lipids and greases in conjunction with cleaning soft and hard floor covering surfaces, and;

WHEREAS, ACFS is a Licensor of proprietary carpet and hard surfaces cleaning technology which they license or franchise or otherwise permit third parties to use under strict licensing or franchising agreements, a part of which employs the use of EAU's water technology created from EAU's generators, called Primacide B, and;

WHEREAS, both parties are desirous to market the EAU water technology and ACFS is desirous to require all said licensees or franchisees to use the Primacide B water in the cleaning process as defined in the licensing and/or franchising agreements,

THEREFORE, both parties agree as follows:

         1) That EAU hereby grants to ACFS a five (5) year exlusive right, to include as a requirement of service by a licensee or a franchise, for the said licensee or franchisee to lease a Primacide generator, in order to produce Primacide B, to be used in the cleaning processes as required by the license or franchise agreement.

         2) EAU agrees that it will not, for the said exclusive period, sell, lease or assign or in any way permit any other carpet or hard surface cleaning company to make, use or acquire in any way a generator or the Primacide B from another generator in the carpet or hard surface flooring industry.

         3) ACFS agrees that it will not acquire, lease, use, rent or permit any of its licensees or franchisees to lease, rent, acquire or use any other machine or equipment which produces electrolyzed oxidative water in any form or quality.

         4) Both parties agree that EAU will lease the Primacide generators directly to the licensee or franchisee and shall be responsible for installing, maintaining and servicing the generators as warranty agreements allow and will not require, nor permit ACFS to perform any of these functions.

         5) EAU will not be responsible to provide financing for any of the lease arrangement. ACFS will make it expressly clear in its solicitation of candidates for licensees or franchisees that each said candidate is required to obtain a Primacide generator and that each candidate must arrange for its own financing of the generator directly from EAU.

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         6) ACFS agrees and will further document to the licensee or franchisee that they will not own the generator after the lease expires. The third party financing the units will have temporary title during the lease period. Upon termination of the lease, the title and equipment must be returned to EAU and a new generator will be leased to the licensee or franchisee for another operating period.

         7) There will be no minimum purchase requirements for the first 5-year term of the exclusive agreement. ACFS will agree to document in their initial solicitations of possible candidates that the EAU generator will cost approximately $25,000 for the P-5000 generator. Discount considerations are only valid when negotiated and agreed upon by EAU and not by any representations from ACFS representatives.


This constitutes the entire agreement and any changes to this agreement shall be made in writing and acknowledged by both parties in writing. This agreement shall be construed and interpreted under the laws of the State of Utah.

Should either party breach this agreement the plaintiff party shall be required to notify the other party in writing with a 30-day remedy notice. If the breach is not corrected in the 30-day period, the aggrieved party shall pursue all legal remedies available under the law, including attorney's fees.


Signed and agreed to on the above date by and between:


H20 Aqua Care Franchising Systems, Inc.      Electric Aquagenics Unlimited, Inc.


By: /s/ John Hopkins                         By:  /s/ Gaylord Karren
   ---------------------------------             ------------------------------
   John Hopkins, President                        Gaylord Karren, CEO

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